EXHIBIT 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our report dated February 2, 2002 (except as to Note 11, as to which is as of March 22, 2002) accompanying the consolidated financial statements included in the Annual Report of Segue Software, Inc. on Form 10-K for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statement of Segue Software, Inc. on Form S-8 (File No. 333-63668, effective June 22, 2001), Form S-8 (File No. 333-58514, effective April 9, 2001) and Form S-8 (File No. 333-3980, effective June 23, 2000).

/s/ Grant Thornton LLP

Boston, Massachusetts
March 28, 2002